Exhibit 10.1
                       LICENSE AND CO-MARKETING AGREEMENT

         This Agreement, effective on April 12, 2005 ("Effective Date"), is by and between Symbollon Pharmaceuticals, Inc., having a place of business at 37 Loring Drive, Framingham, MA 01702, and its Affiliates (collectively referred to herein as "SP") and Bioaccelerate Holdings, Inc., having a place of business at 712 Fifth Avenue, New York, NY, 10019, and its Affiliates (collectively referred to herein as "BIOACCELERATE").

         WHEREAS, SP owns Intellectual Property relating to the use of IOGEN for the treatment of cyclic mastalgia in humans;

         WHEREAS, BIOACCELERATE and SP want to develop and commercialize IOGEN for the treatment of cyclic mastalgia in humans; and

         WHEREAS, BIOACCELERATE has financial resources, expertise and strategic relationships which may facilitate the development and commercialization of the product comprising or utilizing IOGEN for the treatment of cyclic mastalgia in humans;

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties agree as follows.


                           Article 1.  Definitions

         As used herein, the following capitalized terms have the meanings set forth below:

     1.1 "Affiliate" means any corporation, firm, partnership or other entity that, directly or indirectly, is controlled by SP or BIOACCELERATE. For the purposes of this Agreement, "controlled" means possession of the power to direct, or cause the direction of, the management and policies of a corporation, firm, partnership, or other entity, whether through the ownership of equity, status as a general partner, by contract or otherwise.

     1.2 "BIOACCELERATE" means Bioaccelerate Holdings, Inc. and its Affiliates. BIOACCELERATE is also referred to herein as a "party". Collectively, SP and BIOACCELERATE are sometimes referred as the "parties".

     1.3 "Calendar Quarter" means each three (3)-month period ending on the last day of March, June, September and December of a given year.

     1.4 "Clinical Trials" means all human clinical trials conducted with the Product, including Phase 1 through Phase 4 human clinical trials.


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     1.5  "Clinical  Trials  Plan"  means a Clinical  Trials Plan  prepared  and amended  from time to time by the  Steering  Committee as described in
          Article 9. Each Clinical Trials Plan will be a comprehensive plan for performing all research and development, Preclinical Studies and Clinical Trials necessary to obtain Regulatory Approval of the Product in the Territory and will include a budget, a schedule of deadlines
          and  time  periods  for   accomplishing   all  necessary   activities,
          procedures for ensuring compliance with all regulatory and quality guidelines and requirements, and all other relevant information.

     1.6 "Commercially Reasonable And Diligent Efforts" means, with respect to research, development and commercialization of the Product, a party's use of best efforts and resources consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential, market size and competitive environment.

     1.7 "Commercialization Plan" means a Commercialization Plan prepared and amended from time to time by the Steering Committee as described in
          Article 9. Each Commercialization Plan will be a comprehensive plan for the commercialization of the Product in the Territory and will include a budget, a schedule of deadlines and time periods for accomplishing all necessary activities (including a deadline for the First Commercial Sale of the Product that has received Regulatory Approval), marketing plans, descriptions of promotional activities, sales objectives, branding strategies, and all other relevant information.

     1.8 "Co-Promotion Rights" means the right of SP to co-promote the offer for sale of the Product for the Field within the Territory through SP's own sales force in partnership with BIOACCELERATE and not directly or indirectly through sales, marketing, or license or sub-license arrangements with any Third Party whatsoever; provided, that Co-Promotion Rights shall only be exercised in coordination with BIOACCELERATE so as not to disrupt the overall marketing, sales and other commercialization efforts under this Agreement.

     1.9 "Deductible Expenses" for the Product are [denotes redacted confidential information for which confidentiality treatment is being requested pursuant to Rule 24b-2]. All Deductible Expenses shall be determined in accordance with generally accepted accounting principles applied consistently and in accordance with the parties' practices. "Deductible Expenses" do not include the costs of [denotes redacted confidential information for which confidentiality treatment is being requested pursuant to Rule 24b-2].


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     1.10 "Drug  Approval  Application"  means  an  application  for  Regulatory
          Approval required for commercial sales of the Product, such as an NDA.

     1.11 "Effective Date" is the date first written above.

     1.12 "FDA" means the United States Food and Drug Administration.

     1.13 "Field" means the use of the Product to treat cyclic mastalgia in humans, which includes the anticipated indication for the treatment of moderate or severe, periodic breast pain associated with symptomatic fibrocystic breast disease.

     1.14 "First Commercial Sale" means the first sale of each Product in a country of the Territory following Regulatory Approval of the Product in that country, or if no such Regulatory Approval or similar marketing approval is required, the date upon which each Product is first commercially available in a country.

     1.15 "GCP" means the E6 Guideline for Good Clinical Practice of the ICH.

     1.16 "GLP" means the current Good Laboratory Practice regulations promulgated by the FDA, published at Part 58 of Title 21 of the United States Code of Federal Regulations, as amended from time to time, and such equivalent regulations or standards of countries outside the United States as may be applicable to activities conducted hereunder.

     1.17 "GMP" means the current Good Manufacturing Practice regulations promulgated by the FDA, published at Part 210 et seq. and Parts 600-610 of Title 21 of the United States Code of Federal Regulations, as amended from time to time, and such equivalent regulations or standards of countries outside the United States as may be applicable to activities conducted hereunder.

     1.18 "Gross Sales Amount" means all monies and the fair market value of all other consideration (including payment in kind, exchange or other form) received with respect to Sales of the Product.

     1.19 "ICH" means International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

     1.20 "IND" means an Investigational New Drug Application satisfying the requirements of Part 312 of Title 21 of the United States Code of Federal Regulations filed with the FDA to commence human clinical testing of any Product in the United States or any similar filing with a regulatory authority of another country to commence human clinical testing of any Product in that country.


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     1.21 "Indication"  means  a  human  disease  or  condition,   an  important
          manifestation of a human disease or condition, or a symptom associated with a human disease or condition for which use of the Product is indicated,  as  would  be  identified  in the  Product's  label  under
          applicable  FDA  or  other  applicable   regulations  or  the  foreign
          equivalent thereof.

     1.22 "Intellectual Property" means: (i) inventions, know-how, trade secrets, other Proprietary Information, works of authorship, and trademarks and other designations of origin; (ii) all rights and privileges therein throughout the world; and (iii) all physical embodiments thereof.

     1.23 "Major Market Countries" means United States, Canada, France, Germany, Italy, Spain, United Kingdom and Japan.

     1.24 "NDA" means a New Drug Application satisfying the requirements of Title 21 of the United States Code of Federal Regulations filed with the FDA to obtain Regulatory Approval for the Product in the United States or any similar filing with a regulatory authority of another country to market any Product in that country.

     1.25 "Phase 1 Trial" means a human clinical trial in any country that is conducted to initially evaluate the safety and/or pharmacological effect of the Product in human subjects or that would otherwise satisfy the requirements of Part 312 of Title 21 of the United States Code of Federal Regulations or its foreign equivalent.

     1.26 "Phase 2 Trial" means a human clinical trial in any country that is conducted to initially evaluate the effectiveness of the Product for a particular Indication in patients with the Indication or that would otherwise satisfy the requirements of Part 312 of Title 21 of the United States Code of Federal Regulations or its foreign equivalent.

     1.27 "Phase 2a Trial" means a limited Phase 2 Trial typically conducted in up to 50 patients to demonstrate the effectiveness of the Product for a human Indication.

     1.28 "Phase 2b Trial" means a Phase 2 Trial, the results of which, alone or in combination with the results of the Phase 2a Trial, would demonstrate the effectiveness of the Product for a particular Indication in patients with the Indication or that would otherwise satisfy the requirements of Part 312 of Title 21 of the United States Code of Federal Regulations or its foreign equivalent.

     1.29 "Phase 3 Trial" means a controlled human clinical trial in any country, the results of which could be used to establish safety and efficacy of the Product as a basis for a marketing approval application submitted to the FDA, or that would otherwise satisfy the requirements of Part 312 of Title 21 of the United States Code of Federal Regulations or its foreign equivalent.


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     1.30 "Phase 4 Trial" means a human clinical trial in any country  initiated after Regulatory Approval in that country within the approved product labeling.

     1.31 "Preclinical Studies" means, with respect to the Product, (i) synthesis and formulation; (ii) physical and chemical properties,
          (iii) in vitro activity, (iv) in vivo activity in animals, (v) metabolism, absorption and pharmacokinetics data from animal studies,
          (vi) limited toxicology data, and (vii) similar studies that are typically performed before first administration of the Product to humans.

     1.32 "Prime Rate" means that prime interest rate specified in the Wall Street Journal, New York Edition, for the date specified.

     1.33 "Product" means product(s) comprising or utilizing IOGEN which are used for treatment of cyclic mastalgia in humans.

     1.34 "Profits" means Gross Sales Amount for the Product less all Deductible Expenses for the Product.

     1.35 "Proprietary Information" means all business and technical information of a confidential and proprietary nature, including ideas, inventions, discoveries, trade secrets, know-how, protocols, research plans, development plans, compilations, methods, techniques, processes, data, test results, formulas, formulations, computer programs, reports, other works of authorship, business plans, sales forecasts, marketing information, pricing and financial information, customer lists, branding strategy, and planned or pending acquisitions and divestitures, and all physical embodiments thereof, including disks, computers, software, printouts, laboratory notebooks, writings, notes, documentation, records, reports, sketches, plans, memoranda, compilations, devices, prototypes, instruments, blueprints, diagrams, specifications, operating instructions, written descriptions, photographs, videos, chemicals, biological materials, compositions, lists, invention disclosures, and patent applications.

     1.36 "Regulatory Approval" means all approvals, licenses, registrations and authorizations by the appropriate government entity or entities in a country or region (such as the European Union) necessary for the commercial sale of the Product in that country or region, including where applicable, approval of labeling, pricing, reimbursements and manufacturing. "Regulatory Approval" in the United States for humans shall mean final approval of an NDA pursuant to Part 314 of Title 21 of the United States Code of Federal Regulations permitting marketing of the Product in interstate commerce of the United States. "Regulatory Approval" in the European Union for humans shall mean final approval of a Marketing Authorization Application pursuant Council Directive 75/319/EEC, as amended, or Council Regulation 2309/93/EEC, as amended.


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     1.37 "Revenues"  means (i) Profits and (ii) those  payments  received  from licensees and sublicensees of SP and/or BIOACCELERATE, including licensing fees, sublicensing fees, milestone payments and royalties.

     1.38 "Sales"  means sales of each Product in the  Territory by either party
          (or  either  parties'   assignees)  to  Third  Parties  in  bona  fide
          arms-length transactions.

     1.39 "SP" means Symbollon  Pharmaceuticals,  Inc. and its Affiliates. SP is
          also   referred  to  herein  as  a  "party".   Collectively,   SP  and
          BIOACCELERATE are sometimes referred as the "parties".

     1.40 "IOGEN" means a proprietary formulation for oral administration to deliver molecular iodine.

     1.41 "Steering Committee" means the Steering Committee described in Article 9.

     1.42 "Territory" means the world.

     1.43 "Third Party" means an entity other than SP or BIOACCELERATE. A Third Party may be an individual, corporation, firm, partnership or other entity.

     1.44 "USA" or "United States" shall mean the United States Of America,  its
          possessions,    territories,    and   protectorates   (including   the
          Commonwealth of Puerto Rico), and the District Of Columbia.


                  Article 2. Scope And Goals Of The Development

     2.1 BIOACCELERATE shall be responsible for the costs of the development, Regulatory Approval, and commercialization of the Product for the Field within the Territory. SP shall cooperate with BIOACCELERATE and provide reasonable technical support for the development of the Product in accordance with Section 9 herein, with the goal of obtaining Regulatory Approval for the Product as soon as reasonably practicable for commercial marketing and sale in the Territory.

     2.2 In particular, it is a high priority and shall be BIOACCELERATE's first priority to adequately fund the development and commercialization of the Product for the Field in the Territory. Therefore, SP agrees, pursuant and subject to the terms of this Agreement, to cooperate with, and provide reasonable technical support for, BIOACCELERATE in developing the Product for humans, with the goal of obtaining Regulatory Approval as soon as reasonably practicable for the commercial marketing and sale of the Product.


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

     2.3 As specified in Article 8 below, SP and BIOACCELERATE shall share equally the Revenues obtained as a result of the commercialization, sales, licensing and sublicensing of the Product for the Field within the Territory in accordance with the terms of this Agreement.


                        Article 3. SP's Responsibilities

     3.1 SP shall perform its covenants and obligations as set forth throughout this Agreement. In addition, SP, at inception, and thereafter from time to time at the request of BIOACCELERATE, shall make available to BIOACCELERATE all Intellectual Property pertaining to the Product, including, without limitations, additions to the Intellectual Property after the date of this Agreement (as to which SP shall furnish prompt notice to BIOACCELERATE). In furnishing information to BIOACCELERATE pursuant to this Section, and in furnishing technical assistance to BIOACCELERATE pursuant to Section 4.5 of this Agreement, SP shall furnish such information and technical assistance as BIOACCELERATE may reasonably request; provided, that if doing so should require undue expense or disruption of SP's business, BIOACCLERATE, at SP's request, shall compensate reasonably SP for such undue expense or disruption. It shall not be deemed unreasonable for SP to bear the cost of the equivalent employee efforts of up to [denotes redacted confidential information for which confidentiality treatment is being requested pursuant to Rule 24b-2] in order to furnish information and technical assistance to BIOACCELERATE pursuant to this Agreement without requesting expense reimbursement from BIOACCELERATE.


                   Article 4. BIOACCELERATE's Responsibilities

     4.1 Without limiting the generality of the foregoing, BIOACCELERATE shall be responsible for all downstream development costs including Clinical Trials and obtaining Regulatory Approval to market the Product in the Field in the Territory, in accordance with the Clinical Trials Plan as adopted and amended by the Steering Committee from time to time. The Pre-clinical and Clinical Trials shall be conducted in accordance with the Clinical Trials Plan for the Product as adopted and amended from time to time by the Steering Committee.


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


     4.2 After Regulatory Approval of the Product, BIOACCELERATE shall be responsible for commercializing the Product for the Field in at least the Major Market Countries in accordance with the Commercialization Plan for the Product as adopted and amended from time to time by the Steering Committee. BIOACCELERATE shall also be responsible for commercializing Product for which no Regulatory Approval is required in accordance with the Commercialization Plan for the Product as adopted and amended from time to time by the Steering Committee.

     4.3 BIOACCELERATE shall be responsible for conducting Phase 4 Trials, if required, for the Product in accordance with the Clinical Trials Plan for the Product as adopted and amended from time to time by the Steering Committee.

     4.4 BIOACCELERATE shall be responsible for the cost of obtaining the supply of the Product for any research and development, including Preclinical Studies and Clinical Trials, in accordance with the Clinical Trials Plan for the Product as adopted and amended from time to time by the Steering Committee.

     4.5 In addition to the specific task assigned to Symbollon in the Clinical Trials Plan, SP shall provide other technical assistance to BIOACCELERATE as BIOACCELERATE may request from time to time, subject to the expense limitations set forth in Section 3.1.


           Article 5. Obligations And Responsibilities Of Both Parties

     5.1 BIOACCELERATE, and SP, to the extent it exercises its Co-Promotion Rights, agree to use Commercially Reasonable And Diligent Efforts to commercialize the Product for the Field within the Territory, with priority being given to the commercialization of Product in the Major Market Countries. Each party agrees to use Commercially Reasonable And Diligent Efforts to perform its responsibilities under this Agreement to research and develop the Product for the Field within the Territory.

     5.2 Each party shall be responsible for adherence to, and compliance with, all applicable laws, regulatory guidelines and requirements, and quality standards for the research, development, manufacturing, Preclinical Studies, and Clinical Trials it performs and for Sales of Product made by it.

     5.3 Each party agrees to make available to the other party all information produced or obtained by it as a result of performing its obligations and responsibilities under this Agreement, including all data, results and other information from any Clinical Trials.


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     5.4  Each party  shall  mark the  Product  sold by it, and shall  cause any entity authorized by it to sell the Product to mark all Product sold by that entity, with the applicable patent number(s) in accordance with the requirements of applicable laws and regulations in the country or countries of manufacture and sale.

                              Article 6 - Expenses


     6.1 BIOACCELERATE shall be required to deposit funds into an escrow account established jointly by the parties. As the cost are incurred to execute the first part of the Initial US Clinical Trial Plan such funds shall be drawn on to pay such expenses. Such funds shall be deposited [denotes redacted confidential information for which confidentiality treatment is being requested pursuant to Rule 24b-2].

     6.2 After the completion of the first Phase 3 Trial for use of the Product for the Field in the Territory, BIOACCELERATE shall be required to deposit additional funds into the escrow account. As the cost are incurred to execute the second part of the Initial US Clinical Trial Plan, as such plan may be modified pursuant to Section 9.4, such funds shall be drawn on to pay such expenses. Such funds shall be deposited [denotes redacted confidential information for which confidentiality treatment is being requested pursuant to Rule 24b-2].

     6.3 The deposit and use of these particular expense amounts into the escrow account shall not in any way limit BIOACCELERATE's responsibility for payments of costs as set forth in Section 2.1 of this Agreement.


                        Article 7. IP from Third Parties


     7.1 The parties agree to share equally the costs (including attorney's fees, license fees, milestone payments, royalties and any other costs) should it become necessary for SP and/or BIOACCELERATE to acquire or license the Intellectual Property of one or more Third Parties in order to be able to make, have made, use, sell, offer for sale, market, commercialize, import and export the Product for the Field in the Territory.


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               Article 8. Sharing Of Revenues; Reports And Records


     8.1 BIOACCELERATE and SP will share [denotes redacted confidential information for which confidentiality treatment is being requested pursuant to Rule 24b-2] all Profits on Sales of the Product for the Field in the Territory made by either one of them, or by the parties' assignees. Payments of [denotes redacted confidential information for which confidentiality treatment is being requested pursuant to Rule 24b-2] of a selling party's Profits shall be paid by the selling party to the other party for each Calendar Quarter in which Profits are made. Payments shall be due on or before thirty (30) days after the last day of a Calendar Quarter in which Profits are made. In the case of any delay in the payment, interest at 2% over the Prime Rate, assessed from the thirty-first day after the last day of the Calendar Quarter until the date the payment is received, shall be due. Each party shall be responsible for paying any and all taxes levied on account of the payments it receives.

     8.2 BIOACCELERATE and SP will share [denotes redacted confidential information for which confidentiality treatment is being requested pursuant to Rule 24b-2] all payments received from licensees and sublicensees, including licensing fees, sublicensing fees, milestone payments and royalties. Payments of [denotes redacted confidential information for which confidentiality treatment is being requested pursuant to Rule 24b-2] of a payment received from licensees and sublicensees shall be made no later than thirty (30) days after its receipt. In the case of any delay in the payment, interest at 2% over the Prime Rate, assessed from the thirty-first day after the receipt of the payment from a licensee or sublicensee until the date the payment is received, shall be due.

     8.3 All payments shall be made by wire transfer in United States dollars to the credit of such bank account as may be designated by the receiving party to paying party in writing. Any payment which falls due on a date which is a Saturday, Sunday or a legal holiday in the United States may be made on the next succeeding day which is not a Saturday, Sunday or legal holiday.

     8.4 Each party shall furnish or cause to be furnished to the other party on a quarterly basis a written report or reports covering each Calendar Quarter (each such Calendar Quarter being sometimes referred to herein as a "reporting period") in which Profits are made and/or in which payments are received from licensees or sublicensees showing (i) Sales of each Product by country in the Territory during the reporting period, (ii) dispositions of the Product other than by sale for cash,
          (iii) calculation of Profits for each Product by country during the reporting period, (iv) payments received from licensees and sublicensees during the reporting period, including, for royalty payments, a report from the licensees and/or sublicensees showing the calculation of the royalties, (v) the exchange rates used in converting into dollars from the currencies in which Sales were made or payments from licensees and sublicensees were received, and (vi) any other information necessary to establish the accuracy and completeness of the payments. Reports shall be due thirty (30) days after the end of each Calendar Quarter in which Profits are made and/or in which payments are received from licensees or sublicensees. If a party does not make Profits or receive payments from licensees or sublicensees in a Calendar Quarter, then that party will so notify the other party.


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

     8.5 Each party shall keep accurate and consistent records and books of account containing regular entries relating to Sales and to the manufacture or purchase of the Product, which records shall contain all information necessary for the computation of Profits/royalties by country and relating to payments received from licensees and sublicensees. Such records shall be available, including for a period of three (3) years after termination of this Agreement, for examination by representatives of the other party for the purpose of verifying the accuracy of the quarterly reports required by Subsection
          8.4 and Profits, royalties and licensee payments computations for any year ending no more than 36 months prior to the date of such examination. Such examination shall be made no more than once in each Calendar Year during normal business hours with prior notice. Any such representative shall be entitled to make copies and extracts from such books and records, but only to the extent necessary to verify the accuracy of the quarterly reports required by Subsection 8.4 and Profits, royalties and licensee payments computations. Each party shall fully cooperate with such examination and inspection and shall give any explanations that reasonably may be requested.

     8.6 Upon the written request of a party ("requesting party"), and not more than once in each Calendar Year, the other party ("audited party") will permit an independent certified public accounting firm of recognized standing selected by the requesting party and reasonably acceptable to the audited party to have access during normal business hours to those records of the audited party that may be necessary to verify the accuracy of the quarterly reports required by Subsection
          8.4 and calculations of Profits, royalties and licensee payments for any year ending no more than 36 months prior to the date of such request.

          (a) The accounting firm will disclose to the requesting party only whether the quarterly reports and Profits, royalties and licensee payments calculations are correct or incorrect, the specific details concerning any discrepancies, and the corrected amount of Sales and/or Profits, royalties and licensee payments. No other information will be provided to the requesting party.

          (b) If the requesting party's independent accounting firm determines that Profits, royalties and licensee payments have been overpaid, the requesting party will repay the audited party the overage on the same date that the requesting party delivers to the audited party such accounting firm's written report. If the requesting party's independent accounting firm determines that Profits, royalties and licensee payments have been underpaid, the audited party will pay the amount of the additional Profits, royalties and licensee payments plus interest assessed at 2% over the Prime Rate from the time(s) the payment(s) was(were) originally due. The payment of the additional Profits, royalties and licensee payments and interest will be due no later than fifteen (15) days after the date on which the requesting party delivers to the audited party such accounting firm's written report.

          (c) The fees charged by the accounting firm will be paid by the requesting party, provided that, if the audit determines that the additional Profits, royalties and licensee payments payable by the audited party to the requesting party for such period exceed 5% of the Profits, royalties and licensee payments actually paid, then the audited party will pay the reasonable fees and expenses charged by such accounting firm.

     8.7 Each party will treat all financial information of the other party subject to review under this Article 8 as Proprietary Information in accordance with Article 16 hereof and will cause its representatives and accounting firm to enter into an acceptable confidentiality agreement obligating such representatives and accounting firm to retain all such financial information in confidence pursuant to the confidentiality and non-use provisions of Article 16.


                          Article 9. Steering Committee

     9.1 The parties hereby establish a Steering Committee to manage, direct, supervise and coordinate, in accordance with the terms of this Agreement, all of the activities contemplated by this Agreement, including the development and commercialization of the Product for the Field within the Territory. In particular, but without limitation, the responsibilities of the Steering Committee will include:

          (a) Preparation and approval of Clinical Trials Plans and Commercialization Plans for the Product and modifications of these plans as necessary or desirable, but no less than annually.

          (b)  Selection and approval of the Product for Clinical Trials.

          (c) Approval of the protocols for all Clinical Trials and approval of the Indication(s) for the Product selected for Clinical Trials.

          (d) Ensuring the existence and quality of Standard Operating Procedures (SOPs) for compliance with standards of good practice in all areas of the Product's development and commercialization (e.g., GLP, GCP, GMP, etc.).

          (e) Coordination of the manufacture and supply of the Product, the regulatory filings, marketing, post-approval development studies and all other activities necessary or desirable for the development and commercialization of the Product.

          (f) Facilitate the exchange of information and the cooperation and coordination between the parties as they exercise their respective rights and meet their respective obligations under this Agreement.

          (g) Develop a publication strategy within the guidelines established in Section 17.

          (h) Establish sub-committees as appropriate to facilitate progress, coordination and cooperation in key areas.

          (i) Designate one of the parties or another entity to prepare and maintain necessary budgets and other financial records.

          (j)  Establish the overhead amounts as provided in Section 1.9.

          (k) Perform such other functions as appropriate to further the purposes of this Agreement.

     9.2  The  Steering  Committee  will  be  composed  of an  equal  number  of representatives of each party who shall be appointed, and may be replaced at any time, by such party on written notice to the other party in accordance with this Agreement. Initially, the Steering Committee will be composed of two representatives of each party, but the number of representatives may be any number subsequently agreed to by the Steering Committee. The representatives will, preferably, be individuals with expertise in basic research, pre-clinical research, clinical research, manufacturing, regulatory filings, marketing and post-approval development, as applicable to the stage of the development or commercialization of the Product. Any member of the Steering Committee may designate a substitute to attend and perform the functions of the member at any meeting of the Steering Committee, provided that prior notice is given to the other party. Each party shall designate one of its representatives to be one of the Co-Chairpersons of the Steering Committee. Within five (5) days after the Effective Date, each party will notify the other of the identity of its two initial representatives and of its Co-Chairperson.

     9.3 The Steering Committee will meet within fifteen (15) days after the Effective Date and at least once each Calendar Quarter thereafter or at any other frequency agreed to by the Steering Committee. The time and location of the initial meeting shall be determined by the Co-Chairpersons, and the time and location of subsequent meetings shall be established by the Steering Committee. Meetings may be held in person or by means of a telephone or video conference. The Co-Chairpersons shall send notices and agendas for each meeting to all of the members of the Steering Committee. Each party will alternately be responsible for preparing and delivering to the members of the Steering Committee, within thirty (30) days after the date of each meeting, minutes of such meeting setting forth all decisions of the Steering Committee and including a report on the progress of work performed.

     9.4 The Initial US Clinical Trials Plan has been developed and agreed to by the parties. Within thirty (30) days after the Effective Date, the Steering Committee will prepare a Clinical Trials Plan for the Clinical Trials of, and other development work, if any, for the Product for the Field within the Territory which will incorporate the Initiate US Clinical Trials Plan. The Clinical Trials Plan will be revised and amended at least annually. Each Clinical Trails Plan shall identify which party shall be responsible for each specific task, and to the extent that SP is designated to perform a task the parties shall agree on reasonable compensation to be paid to SP for such activity.

     9.5 Within ninety (90) days after the Effective Date, the Steering Committee will prepare a Commercialization Plan for the commercialization of the Product for the Field within the Territory. The Commercialization Plan will be revised and amended at least annually.

     9.6 The objective of the Steering Committee will be to reach agreement by consensus on all matters. In the event that the representatives do not reach consensus with respect to any matter, a vote will be taken. Each member will have one vote. All major decisions about the development and commercialization of the Product shall be made by majority vote. In the event of a tie vote with respect to matters other than budgets, the matter will be resolved as provided in Article 24.


                         Article 10. Regulatory Filings

     10.1 Prior to Regulatory Approval, all submissions and regulatory filings shall be made by, or on behalf of SP unless the Steering Committee shall determine otherwise. Upon receipt of Regulatory Approval, BIOACCELERATE shall own and maintain the Regulatory Approval, and SP shall cooperate with BIOACCELERATE in facilitating the transfer to BIOACCELERATE and to BIOACCELERATE's name, as may be requested by BIOACCELERATE, of any submissions and regulatory filings theretofore made as BIOACCELERATE may request. Prior to making any regulatory submission, including IND or other Drug Approval Application, the parties shall consult with each other regarding the scope and general content of such submission. Both parties shall have the right to review and modify on all submissions prior to filing in accordance with specific time lines or other arrangements agreed upon by the Steering Committee, and each parties' comments will be given all due consideration.

     10.2 Regulatory documents for each filing will be owned and centralized and held at the offices of the party responsible for such filing, but will be made available to the other party for use in accordance with this Agreement at such other parties request. No party shall have the right to transfer title or otherwise attempt in any manner to dispose of any INDs or Drug Approval Applications or otherwise impair the other party's rights in such INDs or Drug Approval Applications without the written consent of the other party.

     10.3 Each party, at its own expense, or initiation shall have the right to obtain a copy of any regulatory filing, including INDs and other Drug Approval Applications, from the owner, and each party shall have the right of full access to, use of, reliance on and cross reference to any regulatory document, the INDs and other Drug Approval Applications of the other party for the purpose of conducting Clinical Trials and seeking Regulatory Approvals.

     10.4 Prior to Regulatory Approval, SP shall be responsible for conducting meetings and discussions and routine telephone communications with the regulatory authority related to the Clinical Trials. After Regulatory Approval, the party owning and maintaining the Regulatory Approval shall be responsible for conducting meetings and discussions and routine telephone communications with the regulatory authority related to the Clinical Trials. Each party may participate in all substantive discussions and meetings with regulatory authorities and will send only a reasonable number of representatives to any such discussion or meeting.

     10.5 The parties shall cooperate in good faith with respect to the conduct of any inspections by any regulatory authority of a party's site and facilities related to the Product, and each party shall, at a minimum, be given the opportunity to attend the summary, or wrap up, meeting related to the Product with such regulatory authority at the conclusion of such site inspection. The party whose site or facilities are being inspected shall consider the attendance of the other party at the inspections, but shall not be obligated to accept the other party's attendance at such inspections if such attendance would result in the disclosure to other party of confidential information or trade secrets unrelated to the Product.

     10.6 To the extent either party receives written or material oral communications from a regulatory authority relating to the Product or a Clinical Trial, the party receiving such communication shall notify the other party and provide a copy of any written communication as soon as reasonably practicable.

     10.7 SP shall be responsible for the prompt reporting of adverse reactions (as defined by the World Health Organization) directly or indirectly attributable to the use of the Product being used in the Clinical Trial to the regulatory authority in compliance with applicable law. After Regulatory Approval of the Product, the party that owns the Regulatory Approval shall be responsible for the prompt reporting of any adverse reactions directly or indirectly attributable to the use of the Product to the appropriate regulatory authorities in compliance with applicable law. Each party shall immediately inform the other of any adverse drug reactions of which it becomes aware.

                        Article 11. Intellectual Property

     11.1 As of the Effective Date, SP is the sole and exclusive owner of Intellectual Property covering or relating to the use of IoGen treat cyclic mastalgia in humans, including the patents and patent applications listed in Appendix A attached hereto. SP shall remain the owner of this Intellectual Property.

     11.2 SP shall also be the sole and exclusive owner of all Intellectual Property concerning or relating to (i) IOGEN and/or (ii) Product (s), in either case, for the Field, which is conceived, created, discovered, produced or developed by either party and/or by assignees, licensees, sublicensees, consultants and/or Third Party contractors of either party or both parties during the term of this Agreement; provided, that SP shall license such Intellectual Property to such other party, person or entity for use for the purposes of this Agreement for the term of this Agreement in accordance with this Agreement.

     11.3 BIOACCELERATE agrees to make prompt written disclosure to SP of all Intellectual Property concerning or relating to (i) IOGEN and/or (ii) Product (s), in either case, for the Field, which is conceived, created, discovered, produced or developed by it, its sublicensees, its consultants and/or its Third Party contractors during the term of this Agreement.

     11.4 BIOACCELERATE agrees to require its sublicensees, consultants and Third Party contractors to assign to SP all Intellectual Property concerning or relating to (i) IOGEN and/or (ii) Product(s), in either case, for the Field, which is conceived, created, discovered, produced or developed by any of them during the term of the sublicense, consultant's agreement or Third Party contract; provided, that SP shall license such Intellectual Property to such other party, person or entity for use for the purposes of this Agreement for the term of this Agreement in accordance with this Agreement.

     11.5 BIOACCELERATE agrees to, and does hereby, assign to SP all of its right, title and interest in and to all Intellectual Property concerning or relating to (i) IOGEN and/or (ii) Product, in either case, for the Field, which is conceived, created, discovered, produced or developed by it, its sublicensees, consultants and/or its Third Party contractors during the term of this Agreement; provided, that SP shall license such Intellectual Property to such other party, person or entity for use for the purposes of this Agreement for the term of this Agreement in accordance with this Agreement.

     11.6 BIOACCELERATE will assist SP, at SP's expense, in every proper way to obtain, maintain and enforce United States and foreign proprietary rights relating to any and all Intellectual Property now or hereafter owned by SP which concerns or relates to (i) IOGEN and/or (iii)
          Product (s), in either case, for the Field, which is conceived, created, discovered, produced or developed by it, its sublicensees, consultants and/or its Third Party contractors during the term of this Agreement. To that end, BIOACCELERATE will:

          (a) Execute, verify and deliver such documents and perform such other acts (including providing evidence and witnesses within its control and appearing as a witness) as SP may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights.

          (b)  Where the assignment of proprietary  rights to SP is provided for
               herein,   execute,   verify  and  deliver   assignments  of  such
               proprietary rights to SP or its designee.

          (c) In the event SP is unable for any reason, after reasonable effort, to secure BIOACCELERATE's signature on any document needed in connection with the actions specified in this Article 11, BIOACCELERATE hereby irrevocably designates and appoints SP and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and on BIOACCELERATE's behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Article 11 with the same legal force and effect as if executed by BIOACCELERATE.

     11.7 SP will take all necessary steps to obtain and maintain protection for Intellectual Property covering or relating to IOGEN and Product(s) for the Field, and SP shall be responsible for, and shall bear all the costs of, obtaining and maintaining protection for such Intellectual Property.

     11.8 SP shall keep BIOACCELERATE advised as to all developments and shall provide BIOACCELERATE with all materials sufficiently in advance to allow BIOACCELERATE to review and provide input on any proposed filing prior to its filing, which input shall be considered in good faith and included where reasonably possible by SP. Notwithstanding the foregoing, SP shall have the right to take such actions as are reasonably necessary, in its good faith judgment, to preserve all rights in its Intellectual Property, and SP shall notify BIOACCELERATE as soon as possible after taking any such action.

     11.9 SP will abandon Intellectual Property relating to Product, or any rights therein, only after notice to BIOACCELERATE at least thirty
          (30) days in advance and only after giving BIOACCELERATE an opportunity to assume responsibility for obtaining and/or maintaining the Intellectual Property protection proposed to be abandoned and, thereby, acquire all rights in such Intellectual Property.


                   Article 12. License Grant to BIOACCELERATE

     12.1 SP hereby grants to BIOACCELERATE an exclusive license of all Intellectual Property now or hereafter owned or licensed by it concerning or relating to Product to research, develop, test, make, have made, manufacture, use, sell, offer for sale, market, commercialize, import and export the Product to the extent necessary for BIOACCELERATE to perform its responsibilities and obligations and exercise BIOACCELERATE's rights in connection with the research, development, test, manufacture, use, sale, offer for sale, marketing, commercialization, importing and exporting of the Product for the Field within the Territory pursuant to the terms of this Agreement. The licensed Intellectual Property includes, without limitation, Symbollon's rights in and under the patents and patent applications applicable to the Field and one or more valid claims of which cover the Product or method of using or manufacturing the Product, including the patents and patent applications listed in Appendix A attached hereto, all nonprovisional, foreign and PCT applications corresponding to them, all divisions, continuations, continuations-in-part, and substitutions of any such nonprovisional applications, any foreign national patent applications corresponding to any such PCT application, any patents issuing from any of these patent applications anywhere in the world, any extensions or reissues of such patents, and the inventions described in any and all such patent applications and patents. Notwithstanding the foregoing, SP reserves for itself the Co-Promotion Rights set forth in Section 13.2 of this Agreement.

     12.2 BIOACCELERATE shall have the right to assign, transfer or otherwise dispose of any or all of its rights hereunder to Third Parties, subject to SP approval, which approval shall not be unreasonably withheld,  for  all or  part  of the  Field  in  all  or  part  of the
          Territory, provided the assignee agrees to assume all of BIOACCELERATE's obligations and responsibilities under this Agreement in all, or the assignee's part, of the Field and Territory, as applicable. The parties acknowledge and agree that notwithstanding the foregoing, BIOACCELERATE may make any such assignment to any Affiliate of BIOACCELERATE, as well as to any entity which is at least 25% owned by BIOACCELERATE (and as to which no other person or entity has a larger percentage of share ownership) without any such approval.

                      Article 13. Retention Of Rights By SP

     13.1 SP retains all rights in its Intellectual Property not expressly granted to BIOACCELERATE in Article 12.

     13.2 In addition, SP shall have Co-Promotion Rights for the Product for the Field within the Territory, but no responsibility or obligation to co-promote the Product. To the extent SP chooses to exercise its Co-Promotion Rights in any particular country within the Territory, it shall notify the Steering Committee. The Steering Committee shall be responsible for coordinating the exercise of Co-Promotion Rights in a manner consistent with the Commercialization Plan, including determination of the appropriate cost sharing of SP's Deductible Expenses incurred in exercise of its Co-Promotional Rights.

     13.3 SP shall have the right to assign whatever Intellectual Property it has not licensed to BIOACCELERATE pursuant to this Agreement to any Third Parties.

     13.4 SP shall have the right to assign, transfer or otherwise dispose of any or all of its rights hereunder or any Intellectual Property it has licensed to BIOACCELERATE pursuant to this Agreement to Third Parties, subject to BIOACCELERATE approval, which approval shall not be unreasonably withheld, for all or part of the Field in all or part of the Territory, provided the assignee agrees to assume all of SP's obligations and responsibilities under this Agreement in all, or the assignee's part, of the Field and Territory, as applicable. Provided that any such assignment, transfer or other disposition shall be subject to the exclusive license of BIOACCELERATE pursuant to Section
          12.1 of this Agreement and shall in no way diminish, limit or change the scope, exclusivity or terms of BIOACCELERATE's exclusive license pursuant to Section 12.1 of this Agreement, In connection with any consideration by BIOACCELERATE of whether to approve any such assignment, transfer or other disposition prior to the first filing for Regulatory Approval, SP acknowledges that the active participation of SP and its current officers in performing this Agreement was deemed by BIOACCELERATE to constitute an important element of the consideration for BIOACCELERATE to execute and perform this Agreement and the implementation of the transactions contemplated hereby.


              Article 14. Licenses And Sublicenses Of Third Parties

     14.1 SP shall have the right to license its rights hereunder or any Intellectual Property it has licensed to BIOACCELERATE pursuant to this Agreement to Third Parties in all or part of the Territory with the approval of BIOACCELERATE.

     14.2 BIOACCELERATE shall have the right to license its rights hereunder to Third Parties in all or part of the Territory with the approval of SP..

     14.3 The parties agree to present any prospective license or sublicense arrangements to the Steering Committee for review and comment by the Steering Committee.


                       Article 15. Third-Party Contractors

     15.1 The parties may individually or jointly enter into written contracts with Third Parties to perform activities required of them under the terms of this Agreement or in furtherance of the goals of this Agreement, including, without limitation, Third Party manufacturers, consultants, clinical investigators and contract research organizations.

     15.2 Any such Third Party contractors must agree to adhere to all applicable laws, regulatory guidelines and requirements, and quality standards for the research, development, manufacture, Preclinical Studies and Clinical Trials it performs and must agree to use only qualified personnel to perform the work which is the subject of the Third Party contract.

     15.3 All  Third  Party   contractors   must  also  agree  to  be  bound  by
          confidentiality and nonuse provisions which are substantially the same as those contained in Article 16.

     15.4 All Third Party contractors must further agree to assign any Intellectual Property concerning or relating to (i) IOGEN and/or (ii) Product (s), in either case, for the Field, conceived, created, discovered, produced or developed as a result of the Third Party's performance under the contract to SP provided, that SP shall license such Intellectual Property back to each such applicable Third Party for performance by such Third Party contractor of its responsibilities in connection with the transactions contemplated by this Agreement.

     15.5 All Third Party contracts for the performance of Preclinical Studies or Clinical Trials must be approved in advance by the Steering Committee.

     15.6 Third Party contracts are distinguished herein from licenses and sublicenses because no payments are made by the Third Party contractors to SP and/or BIOACCELERATE pursuant to the terms of a Third Party contract.

                           Article 16. Confidentiality

     16.1 Each party agrees to treat and maintain any of the other party's Proprietary Information which is in its possession, which comes into its possession during the term of this Agreement, or which is conceived, created, discovered, produced, developed or obtained by the other party as a result of performance under this Agreement, in confidence, and agrees not to disclose any such Proprietary Information to anyone and to not use any such Proprietary Information, except for the purposes of performing its obligations under this Agreement. Notwithstanding the foregoing, each party may disclose the other party's Proprietary Information to its employees, consultants, agents, and Third Party contractors, or as is deemed necessary for any purpose set forth in, or relating to, this Agreement, provided that any recipients are bound by like duties of confidentiality, nondisclosure and nonuse as contained herein. Further, each party may disclose and use the other party's Proprietary Information with the written consent of the other party.

     16.2 As of the Effective Date, this Agreement supersedes the confidentiality agreement between the parties dated on or about October 27, 2004, but only insofar as such confidentiality agreement relates to the subject matter of this Agreement. All Proprietary Information exchanged between the parties under such confidentiality agreement relating to the subject matter of this Agreement shall be deemed Proprietary Information hereunder and shall be subject to the terms of this Agreement.

     16.3 Notwithstanding the foregoing, each party may disclose the existence and content of this Agreement and other agreements between the parties to advisors, agents, consultants, investors, and Third Party contactors who agree to be bound by like duties of confidentiality, nondisclosure and nonuse as contained herein.

     16.4 Nothing contained herein shall in any way restrict or impair the right of either party to use, disclose, or otherwise deal with the other party's Proprietary Information which the party claiming waiver can demonstrate by written records:

          (a) is or becomes generally known to the public through no fault of the party;

          (b) was known to it prior to the time of disclosure by the other party;

          (c) was independently developed by it and not in performance of its obligations under this Agreement;

          (d) was lawfully obtained without restrictions from a Third Party who has authority to make such disclosure; or

          (e) which the party is required to disclose pursuant to applicable law or pursuant to a requirement, subpoena, order or other request of a court, agency or other governmental entity, including required disclosures to a governmental entity or agency in connection with seeking any governmental or regulatory approval; in such case, the party shall notify the other party prior to such disclosure so as to give the other party an opportunity to protest the disclosure.


              Article 17. Publicity, Publications and Presentations

     17.1 The parties agree that the public announcement of the execution of this Agreement shall be in the form of a press release to be agreed on by the parties before or on the Effective Date and, thereafter, each party shall be entitled to make or publish any public statement consistent with the contents thereof. Thereafter, the parties will jointly discuss and agree on any statement to the public regarding this Agreement, the transactions contemplated herein, or clinical, regulatory and commercial developments relating to the Product, subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each party. When a party wishes to make a public statement, it will notify the other party and give the other party at least three (3) business days to review and comment on such statement, and the parties will discuss and agree on the final content of the statement. If a party is not legally able to give notice as required by the previous sentence, it will furnish the other party with a copy of its disclosure as soon as practicable after the making thereof. The parties acknowledge the importance of supporting each other's efforts to publicly disclose results and significant developments regarding the Product. The principles to be observed in such public disclosures will be accuracy, the confidentiality requirements of Article 16, compliance with regulatory agency regulations and guidelines, the advantage a competitor may gain from any public statements under this Subsection 17.1, and the standards and customs in the pharmaceutical industry for such disclosures by companies comparable to SP and BIOACCELERATE.

     17.2 SP and BIOACCELERATE each acknowledge the other party's interest in publishing certain of the results of the work performed pursuant to the terms of this Agreement and in making presentations at scientific meetings to (i) obtain recognition within the scientific community,
          (ii) advance the state of scientific knowledge, and (iii) promote the Product. Both parties also recognize their mutual interest in obtaining valid patent rights for any inventions concerning or relating to IOGEN and/or the Product and in protecting the confidentiality of their Proprietary Information.

          (a) Consequently, if either party desires to publish or present the results of the work performed pursuant to the terms of this Agreement, the publishing/presenting party shall provide the nonpublishing/nonpresenting party and the Steering Committee with a draft manuscript of the proposed publication or presentation.

          (b) The nonpublishing/nonpresenting party and the Steering Committee shall have thirty (30) days from receipt of the draft manuscript to review it.

          (c) The publishing/presenting party agrees to delete any information identified by the nonpublishing/nonpresenting party as its Proprietary Information upon written request of the nonpublishing/nonpresenting party received within the thirty-day review period.

          (d) The publishing/presenting party also agrees to delete any information identified by the Steering Committee as Proprietary Information, the deletion of which is necessary for the protection of the commercial interests of the parties, upon written request of the Steering Committee received within the thirty-day review period.

          (e) If the Steering Committee objects in writing within the thirty-day review period to the publication or presentation as being inconsistent with the publication strategy established by the Steering Committee pursuant to Section 9.1, then the publishing/presenting party and the Steering Committee will discuss in good faith possible modifications of, or delays in, the publication or presentation. The publishing/presenting party shall have the right to proceed with the publication or presentation if an agreement with the Steering Committee about the proposed modifications or delays cannot be reached within thirty days after receipt of the written objection.

          (f) Finally, in the event that the nonpublishing/nonpresenting party or the Steering Committee determines that the manuscript
               describes        patentable       subject       matter,       the
               nonpublishing/nonpresenting party and/or the Steering Committee shall so notify the publishing/presenting party in writing within the thirty-day review period. Upon receipt of this notification, the publishing/presenting party will delay publication of the manuscript or the presentation of the information contained in the manuscript for a period of ninety (90) days from the date of receipt of the written notice, or until such time as required by SP to obtain all necessary assignments and to file a patent application covering the patentable subject matter.

             Article 18. Representations, Warranties And Disclaimer

     18.1 SP represents and warrants that it has the right and authority to enter into, and perform its obligations under, this Agreement and that there are no outstanding grants, licenses, encumbrances or agreements, either written, oral or implied, inconsistent with this Agreement, or which this Agreement, or performance hereunder, would violate, breach, conflict with, or cause a default.

     18.2 SP represents and warrants that it is the sole and exclusive owner of the patents and patent applications listed in Appendix A.

     18.3 SP further represents and warrants that it has the full right and authority to grant BIOACCELERATE all of the rights granted hereunder.

     18.4 BIOACCELERATE represents and warrants that it has the right and authority to enter into, and perform its obligations under, this Agreement and that there are no outstanding grants, licenses, encumbrances or agreements, either written, oral or implied, inconsistent with this Agreement, or which this Agreement, or performance hereunder, would violate, breach, conflict with, or cause a default.

     18.5 EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 17 OR ELSEWHERE IN THIS AGREEMENT, SP DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES, STATUTORY OR OTHERWISE, CONCERNING THE INTELLECTUAL PROPERTY OR PROPRIETARY INFORMATION IT CURRENTLY OWNS AND WHICH IT IS LICENSING TO BIOACCELERATE HEREUNDER. SPECIFICALLY, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SP MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS (FOR A PARTICULAR PURPOSE OR OTHERWISE), QUALITY OR USEFULNESS OF ITS INTELLECTUAL PROPERTY OR PROPRIETARY INFORMATION. SP DOES NOT WARRANT THE ACCURACY OF ANY INFORMATION INCLUDED WITHIN THE INTELLECTUAL PROPERTY OR PROPRIETARY INFORMATION OR THAT THE PRACTICE OF ITS INTELLECTUAL PROPERTY OR THE USE OF ITS PROPRIETARY INFORMATION WILL BE FREE FROM CLAIMS OF INFRINGEMENT BY THIRD PARTIES OR ANY OTHER RIGHTS OF THIRD PARTIES. UNDER NO CIRCUMSTANCE SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES IN TORT, CONTRACT, STRICT LIABILITY OR OTHERWISE INCURRED BY THE OTHER PARTY OR ANY THIRD PARTY.

                    Article 19. Defense Of Third-Party Claims

     19.1 With respect to claims or suits by Third Parties resulting from, or arising out of, the performance of this Agreement, the parties hereto agree as follows:

          (a) Each party shall have the right to control the defense or settlement of any claim or suit that may be brought against it with counsel of its own choosing and at its own expense.

          (b)  Each  party   agrees  to  inform  the  other  party  as  soon  as
               practicable of any such claim or suit and to keep the other party informed about the claim or suit until resolved.

          (c) Each party agrees to cooperate with the other party to the extent necessary with respect to defending against any such claim or suit. All of the cooperating party's expenses shall be paid for, or reimbursed by, the other party.

          (d) Each party agrees that it will not settle any claim or suit brought against it without the input of the other party, which input will be considered in good faith.

     19.2 Notwithstanding the foregoing, a party seeking indemnification from the other party must proceed as provided in the indemnification provisions of Article 21.


          Article 20. Infringement Or Misappropriation By Third Parties

     20.1 Each party will inform the other as soon as possible upon learning of any infringement or misappropriation by any Third Party of any Intellectual Property currently or hereafter owned by SP.

     20.2 SP shall have the first option to proceed against such Third Party. BIOACCELERATE agrees that it will permit the use of its name in any litigation suit, will sign all necessary papers, will take all rightful oaths, and will do whatever else may be necessary to assist SP in proceeding against the Third Party. All costs, expenses and disbursements of proceeding against such Third Party shall be borne by SP, including reimbursement of expenses incurred by BIOACCELERATE as a result of assisting SP in proceeding against the Third Party. SP shall keep BIOACCELERATE fully informed of all such proceedings. SP shall not settle any such proceeding without the input of BIOACCELERATE, which input will be considered in good faith. In the event that SP is successful in proceeding against the Third Party, all monies recovered by SP for infringement or misappropriation by way of settlement or order of court shall be treated as follows. If it has not already done so, SP shall deduct and reimburse BIOACCELERATE the attorneys' fees, disbursements and costs expended by BIOACCELERATE in the conduct of proceeding against the Third Party. Next, SP shall deduct and retain the attorneys' fees, disbursements and costs expended by SP in the conduct of proceeding against the Third Party. Any monies remaining after such deduction shall be divided as follows: 75% to SP and 25% to BIOACCELERATE.

     20.3 In the event that SP elects not to proceed, BIOACCELERATE shall have the right to proceed against the Third Party. SP agrees that it will permit the use of its name in any litigation suit, will sign all necessary papers, will take all rightful oaths, and will do whatever else may be necessary to assist BIOACCELERATE in proceeding against the Third Party. All costs, expenses and disbursements of proceeding against such Third Party shall be borne by BIOACCELERATE, including reimbursement of expenses incurred by SP as a result of assisting
          BIOACCELERATE in proceeding against the Third Party. BIOACCELERATE shall keep SP fully informed of all such proceedings. BIOACCELERATE shall not settle any such proceeding without the input of SP, which input will be considered in good faith. In the event that BIOACCELERATE is successful in proceeding against the Third Party, all monies recovered by BIOACCELERATE for infringement or misappropriation by way of settlement or order of court shall be treated as follows. If it has not already done so, BIOACCELERATE shall deduct and reimburse SP the attorneys' fees, disbursements and costs expended by SP in the conduct of proceeding against the Third Party. Next, BIOACCELERATE shall deduct and retain the attorneys' fees, disbursements and costs expended by BIOACCELERATE in the conduct of proceeding against the Third Party. Any monies remaining after such deduction shall be divided as follows: 75% to BIOACCELERATE and 25% to SP.


                           Article 21. Indemnification

     21.1 BIOACCELERATE hereby agrees to indemnify, defend and hold harmless SP, its officers, directors, employees, consultants and agents from and against any and all liabilities, claims, demands, actions, suits, damages, costs, expenses (including reasonable attorneys' fees), or judgments (collectively "Damages") arising out of, based upon, resulting from, or presented or brought on account of, a material breach of this Agreement by BIOACCELERATE, except to the extent that such Damages arise out of, are based upon or result from (i) a material breach of the Agreement by SP or (ii) the negligence or willful misconduct of SP.

     21.2 SP hereby agrees to indemnify, defend and hold harmless BIOACCELERATE, its officers, directors, employees, consultants and agents, from and against any liabilities, claims, demands, actions, suits, damages, costs, expenses (including reasonable attorneys' fees), or judgments (collectively "Damages") arising out of, based upon, resulting from, or presented or brought on account of, a material breach of this Agreement by SP, except to the extent that such Damages arise out of, are based upon or result from (i) a material breach of the Agreement by BIOACCELERATE or (ii) the negligence or willful misconduct of BIOACCELERATE.

     21.3 BIOACCELERATE hereby agrees to indemnify, defend and hold harmless SP, its officers, directors, employees, consultants and agents, from and against any liabilities, claims, demands, suits, actions, damages, costs, expense (including reasonable attorneys' fees), or judgments (collectively "Damages") arising out of, based upon, resulting from, or presented or brought on account of, any injuries, losses or damages sustained by any person or property in consequence of any act or omission of BIOACCELERATE, except to the extent that such Damages arise out of, are based upon or result from (i) a material breach of the Agreement by SP or (ii) the negligence or willful misconduct of SP.

     21.4 SP hereby agrees to indemnify, defend and hold harmless BIOACCELERATE, its officers, directors, employees, consultants and agents, from and against any liabilities, claims, demands, suits, actions, damages, costs, expense (including reasonable attorneys' fees), or judgments (collectively "Damages") arising out of, based upon, resulting from, or presented or brought on account of, any injuries, losses or damages sustained by any person or property in consequence of any act or omission of SP, except to the extent that such Damages arise out of, are based upon or result from (i) a material breach of the Agreement by BIOACCELERATE or (ii) the negligence or willful misconduct of BIOACCELERATE.

     21.5 A party entitled to indemnification under this Article 21 (the "Indemnified Party") shall promptly notify the party potentially responsible for such indemnification (the "Indemnifying Party") upon becoming aware of any claim or claims asserted or threatened against such Indemnified Party which could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder, except to the extent that such failure substantially prejudices its rights hereunder.

     21.6 The Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless the Indemnified Party consents thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

     21.7 The Indemnified Party may participate in, but not control, the defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Article 21 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party.

     21.8 If the Indemnifying Party fails to notify the Indemnified Party within twenty (20) days after receipt of notice of a claim in accordance with
          Section 21.5 hereof that it elects to defend the Indemnified Party pursuant to this Article 20, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the claim diligently and promptly, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settlement; provided, however, that in no event shall the Indemnifying Party be required to indemnify the Indemnified Party for any amount paid or payable by the Indemnified Party in the settlement of any such claim agreed to without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.


                              Article 22. Insurance


     22.1 Each party to this Agreement will obtain and maintain (i) general liability insurance in comprehensive form in an appropriate amount, which shall cover no less than the following risks: bodily injury, personal injury, liability, property damage and products liability, and (ii) such other types of insurance considered to be reasonable and prudent given the types of risks involved in research, development, pre-commercialization and commercialization of pharmaceuticals, and the liability limits on any such insurance shall be reasonable for the risks involved; provided, that SP shall not be required to maintain such insurance for so long as BIOACCELERATE is the exclusive licensee of the Product and SP is not exercising Co-Promotion Rights under this Agreement. Each party shall obtain and maintain such coverage with Third Party commercial insurance carriers rated "A" or better. Each party to this Agreement shall inform the other party in writing of any material change in coverage provided by such policies.

                        Article 23. Term and Termination

     23.1 Unless terminated sooner as provided below, this Agreement will continue in full force and effect until the later of (i) such time after the First Commercial Sale when no Sales of the Product for the Field have been made anywhere in the Territory for a period of one (1) year by either party or by any licensees, sublicensees and/or assignees of one or both of the parties, (ii) one (1) year after the termination of all licenses and sublicenses, or (iii) fifty (50) years from the Effective Date. In addition, BIOACCELERATE, at its sole election, may terminate this Agreement upon the expiration of the latest to expire of the Patents listed on Appendix A to this Agreement.

     23.2 The parties may at any time terminate this Agreement, in part or in its entirety, by mutual written agreement.

     23.3 In the event of a breach or default in respect of any of the terms of this Agreement by either party, the other party shall give notice in writing, specifying in detail the nature of the breach or default. If the alleged breach or default is not cured within sixty (60) days after receipt of this notice, the party giving notice shall have the right to immediately terminate this Agreement by giving a second written notice to the breaching party.

     23.4 In the event of either party experiencing financial difficulties, that party shall immediately notify the other party to that effect. The party so notified shall have the right to terminate this Agreement within thirty (30) days of said notification. If the party having the right to terminate decides not to do so, then the parties agree to renegotiate in good faith a reduction in the share of the Revenues to be paid to the party experiencing financial difficulties if that party is unable to fully perform its obligations hereunder. A party shall be considered as having financial difficulties by:

          (a) that party's commencement of a voluntary case under any applicable bankruptcy code or statute, or by its authorizing, by appropriate proceedings, the commencement of such a voluntary case;

          (b) that party's failing to receive dismissal of any involuntary case under any applicable bankruptcy code or statute (wherein the other party is not a party to the case) within sixty (60) days after initiation of such action or petition;

          (c) that party's seeking relief as a debtor under any applicable law of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by consenting to or acquiescing in such relief;

          (d) the entry of an order by a court of competent jurisdiction finding it to be bankrupt or insolvent, or ordering or approving its liquidation, reorganization, or any modification or alteration of the rights of its creditors, or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property or assets; or

          (e) that party's making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

     23.5 Upon termination of this Agreement for any reason:

          (a) All rights and licenses granted to BIOACCELERATE hereunder shall revert to SP, except that BIOACCELERATE shall have the right to sell the Product in inventory as provided in Subsection (b) of this Section 23.5.

          (b) BIOACCELERATE shall cease all activities with respect to the Product, including all making or manufacturing (by BIOACCELERATE and/or by Third Parties for BIOACCELERATE), using, selling, offering for sale, marketing, commercializing, importing and exporting of the Product. Notwithstanding the foregoing,
               BIOACCELERATE shall have the right to sell the Product in inventory at prices of its choosing, provided that SP shall have a right of first refusal to purchase the Product in inventory at such prices and provided BIOACCELERATE makes the payments and reports required by Article 7.

          (c) If requested by SP, BIOACCELERATE shall (i) remain responsible to supply the amounts of the Product it was obligated to supply at the time of such termination for a reasonable period of time, not to exceed six (6) months from the date of termination, to allow SP to find an alternate source of supply, (ii) make its personnel and other resources reasonably available to SP as necessary for a reasonable period of time, not to exceed six (6) months from the date of termination, to effect an orderly transition of responsibilities, and (iii) provide and assign to SP all clinical data, INDs, Drug Approval Applications, Regulatory Approvals, and all other regulatory documentation covering the Product that BIOACCELERATE may have developed in its activities under this Agreement. If termination of the Agreement occurred because of a breach by BIOACCELERATE, then BIOACCELERATE will be responsible for all of the costs of performing these obligations. If termination of the Agreement occurred because of a breach by SP, then SP will be responsible for all of the costs of performing these obligations. Otherwise, the parties will share the costs.

          (d)  BIOACCELERATE's  sublicense(s)  of its rights pursuant to Section
               14.3 above (referred to herein as "Article 14 Sublicense(s)") shall be transferred to SP. The Article 14 Sublicense(s) will remain in full force and effect so long as the sublicensee(s) perform(s) the obligations of the Article 14 Sublicense(s), and SP shall have all of the rights and benefits of the Article 14 Sublicense(s) (including the right to receive 100% of all payments due under the Article 14 Sublicense(s)) and shall be responsible for performing all of the obligations required of BIOACCELERATE by the Article 14 Sublicense(s). BIOACCELERATE will execute such documents as may be requested by SP to attest to the transfer to SP of all of its Article 14 Sublicense(s).

     26.6 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation matured prior to the effective date of such termination, and neither party waives any rights it may have to remedies arising out of the termination or breach of surviving obligations.


                         Article 24. Dispute Resolution

     24.1 In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the collaborative effort contemplated hereby, the parties shall initially refer such dispute to the Steering Committee.

     24.2 Failing resolution by the Steering Committee of any controversy or claim within thirty (30) days after such referral, the matter shall be referred to the Chief Executive Officers of the parties. Any controversy or claim arising in the Steering Committee or any matter about which the Steering Committee is deadlocked shall also be referred to the Chief Executive Officers of the parties.

     24.3 The Chief Executive Officers of the parties shall, as soon as practicable, attempt in good faith to resolve any controversy or claim referred to them. If such controversy or claim is not resolved within thirty (30) days after referral to the Chief Executive Officers of the parties, either party shall be free to notify the Chief Executive
          Officers of the parties that it wishes the matter to be referred to non-binding mediation.

     24.4 The non-binding mediation will proceed as follows. The controversy or claim shall be presented to a single mediator. The single mediator shall be chosen by the Chief Executive Officers of the parties within ten (10) days after receiving the notification specified in Subsection
          24.3. The single mediator shall be an individual with experience and qualifications suitable to the controversy or claim in dispute. If the Chief Executive Officers of the parties cannot agree on a single mediator, they shall each appoint a mediator within ten (10) days after receiving the notification specified in Subsection 24.3, and these two mediators shall chose the single mediator within ten (10) days after being appointed. The single mediator will conduct a hearing within thirty (30) days after being chosen. The hearing will be held at a time and place agreed to between the parties and the mediator and will last no longer than eight (8) hours. At the hearing, each party will each have no more than four (4) hours to present evidence, witnesses and arguments, to present a proposed remedy, and to answer the questions of the mediator. Copies of all documents to be relied on by a party shall be provided to the mediator and the other party at least three (3) business days prior to the hearing. The mediator will notify the parties of his/her non-binding decision no later than three
          (3) business days after the hearing.


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

     24.5 If either party elects not to accept the non-binding decision of the mediator, that party shall be free to initiate legal proceedings in a court of competent jurisdiction in New York.

     24.6 This Agreement shall be governed by, and its provisions construed and enforced in accordance with, the law of the State of New York. Both parties agree to submit to the jurisdiction of all New York courts, including federal courts, and to waive any and all rights under the law of any jurisdiction to object on any basis to jurisdiction or venue within New York.

                            Article 25. Miscellaneous

     25.1 All payments, notices, reports, exchanges of information and other communications between the parties required by this Agreement shall be sent to the addresses set out below, or to such other addresses as may be designated by one party to the other by notice pursuant hereto, by
          (i) prepaid, certified air mail (which shall be deemed received by the other party on the fifth business day following deposit in the mails),
          (ii) facsimile transmission or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by first class letter, postage prepaid, or (iii) an express courier service, such as FedEx, DHL, Airborne or similar delivery service, with capabilities of tracking packages and/or letter delivery and providing verification of receipt (in the even of the use of such a service, receipt shall be on the date actually received, as verified by such delivery service).

               If   to  SP:  Symbollon  Pharmaceuticals  Inc.
                             37  Loring  Drive
                             Framingham, MA 01702
                             Attention: Mr. Paul Desjourdy

               If   to       BIOACCELERATE:  Bioaccelerate  Holdings,  Inc.
                             712 Fifth Avenue,  19th Floor
                             New York, New York 10019
                             Attention:  Mr. Lee Cole


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

     25.2 No party to this Agreement shall be liable for failure to perform on its part any provision or part of this Agreement when such failure is due to Force Majeure, including, without limitation, fire, flood, strike or other industrial disturbance, unavoidable accident, war, embargo, inability to obtain materials, transportation controls, governmental actions, or other causes beyond the control of such party, but only for the period of delay imposed by such cause.

     25.3 For purposes of this Agreement, "business day" means a day on which the banks in the United States are generally open to conduct their regular banking business.

     25.4 Should any part or provision of this Agreement be held unenforceable or in conflict with the law, the validity of the remaining parts or provisions shall not be affected by such holding.

     25.5 The failure of either party to enforce, at any time and for any period of time, a provision of this Agreement is not, and shall not be construed to be, a waiver of any such provision or of the right of such party to subsequently enforce each and every such provision.

     25.6 This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes and replaces all prior negotiations, understandings and agreements, whether written or oral, including the confidentiality agreement between the parties dated on or about October 27, 2004, in part, as provided in Subsection 16.2 hereof.

     25.7 All amendments and modifications of this Agreement shall be in writing and executed by both parties.

     25.8 This Agreement is made subject to any restrictions concerning the export of materials and technology from the United States which may be imposed upon or related to either party to this Agreement from time to time by the Government of the United States. Neither party will export, directly or indirectly, any Proprietary Information, Intellectual Property, or the Product or other materials utilizing such technology to any countries for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States Government when required by applicable statute or regulation.

     25.9 This Agreement may be assigned by either party only pursuant to Sections 12.2 and 13.4 of this Agreement, as applicable. Any purported assignment in contravention of this Section 25.9 shall, at the option of the non-assigning party, be null and void and of no effect. No assignment shall release either party from responsibility for performance of any accrued obligation of such party hereunder.

     25.10This Agreement shall be binding upon and inure to the benefit of the parties, their respective officers and directors, and the permitted assignees of either party.

     25.11This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Further, telefax signatures shall be binding.

     25.12Nothing contained herein shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between SP and BIOACCELERATE.

     25.13This Agreement does not confer, and shall not be construed as conferring, on either party, or any other entity, any proprietary right or license in or to the other party's Proprietary Information or Intellectual Property, except as expressly provided in this Agreement.

     25.14Ambiguities, if any, in this Agreement shall not be construed against any party, irrespective of which party may be deemed to have authored the ambiguous provision.

     25.15The Article headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.



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



         IN WITNESS HEREOF, each party hereto acknowledges that the representative named below has authority to execute this Agreement on behalf of the respective party to form a legally binding contract and has caused this Agreement to be duly executed on its behalf.



Symbollon Pharmaceuticals Inc.                   Bioaccelerate Holdings, Inc.




By:  /s/ Paul Desjourdy                           By:  /s/ Lee Cole
     ------------------------                          ----------------------
Name:  Paul Desjourdy                             Name:  Lee Cole
Title:  President                                 Title:  President and CEO

Date:  April 12, 2005                             Date:  April 12, 2005



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


                                                                      Appendix A

            Listing of United States Patents and Patent Applications

[Contents of Appendix A redacted as confidential information for which confidential treatment is being requested pursuant to Rule 24b-2.]



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